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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 3)*

ENDO Pharmaceuticals Holdings Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class Securities)

29264F205

D. E. Shaw & Co., L.P.
Attn:  Compliance Department
120 West Forty-Fifth Street
Floor 39, Tower 45
New York, NY 10036
212-478-0000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communication)

Copies to:

Christopher Boies, Esq.
Boies, Schiller & Flexner LLP
575 Lexington Avenue
New York, NY 10022

December 17, 2007

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.		29264F205
1	Name of Reporting Person. I.R.S. IDENTIFICATION D. E. Shaw Composite Portfolios, L.L.C. FEIN 13-4152438
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [_] (b) [_]
3	SEC Use Only
4	Source of Funds (See Instructions) WC
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-
	8	Shared Voting Power 8,104,219
	9	Sole Dispositive Power -0-
	10	Shared Dispositive Power 8,104,219
11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,104,219
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
13	Percent of Class Represented by Amount in Row (11) 6.0%
14	Type of Reporting Person (See Instructions) OO

CUSIP No.		29264F205
1	Name of Reporting Person. I.R.S. IDENTIFICATION D. E. Shaw Valence Portfolios, L.L.C. FEIN 13-4046559
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [_] (b) [_]
3	SEC Use Only
4	Source of Funds (See Instructions) WC
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-
	8	Shared Voting Power 4,802,237
	9	Sole Dispositive Power -0-
	10	Shared Dispositive Power 4,802,237
11	Aggregate Amount Beneficially Owned by Each Reporting Person [1] 4,802,237
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
13	Percent of Class Represented by Amount in Row (11) 3.6%
14	Type of Reporting Person (See Instructions) OO

1 The 4,802,237 Common Shares set forth above include (a) 4,777,237 Common Shares owned by Valence, and (b) 25,000 Common Shares which Valence has the right to acquire through the exercise of listed call options.

CUSIP No.		29264F205
1	Name of Reporting Person. I.R.S. IDENTIFICATION D. E. Shaw & Co., L.L.C. FEIN 13-3799946
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [_] (b) [_]
3	SEC Use Only
4	Source of Funds (See Instructions) AF
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-
	8	Shared Voting Power 8,104,219
	9	Sole Dispositive Power -0-
	10	Shared Dispositive Power 8,104,219
11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,104,219
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
13	Percent of Class Represented by Amount in Row (11) 6.0%
14	Type of Reporting Person (See Instructions) OO

CUSIP No.		29264F205
1	Name of Reporting Person. I.R.S. IDENTIFICATION D. E. Shaw & Co., L.P. FEIN 13-3695715
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [_] (b) [_]
3	SEC Use Only
4	Source of Funds (See Instructions) AF
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-
	8	Shared Voting Power 12,929,852
	9	Sole Dispositive Power -0-
	10	Shared Dispositive Power 12,938,532
11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,938,532
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
13	Percent of Class Represented by Amount in Row (11) 9.6%
14	Type of Reporting Person (See Instructions) IN, PN

CUSIP No.		29264F205
1	Name of Reporting Person. I.R.S. IDENTIFICATION David E. Shaw
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [_] (b) [_]
3	SEC Use Only
4	Source of Funds (See Instructions) AF
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-
	8	Shared Voting Power 12,929,852
	9	Sole Dispositive Power -0-
	10	Shared Dispositive Power 12,938,532
11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,938,532
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]
13	Percent of Class Represented by Amount in Row (11) 9.6%
14	Type of Reporting Person (See Instructions) IN

AMENDMENT NO. 3 TO SCHEDULE 13D

This Amendment No. 3 to Schedule 13D amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on July 27, 2007, as amended by Amendment No. 1 to Schedule 13D filed with the SEC on October 12, 2007, and by Amendment No. 2 to Schedule 13D filed with the SEC on November 21, 2007 (as amended, the “Schedule 13D”).  Capitalized terms used herein which are not defined herein have the meanings given to such terms in the Schedule 13D.  Except as otherwise provided herein, all Items of the Schedule 13D remain unchanged.

Item 3.	Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby supplemented as follows:

In acquiring 450,000 additional Common Shares owned by Composite since November 21, 2007, Composite expended approximately $12,267,072.93 (excluding commissions) of its working capital.  In acquiring 1,203,196 additional Common Shares owned by Valence since November 21, 2007, Valence expended approximately $32,687,600.38 (excluding commissions) of its working capital.

Item 5.	Interest in Securities of the Issuer
Item 5 of the 13D is hereby supplemented as follows:

(a), (b) Based upon the Issuer’s Form 10-Q, filed with the Securities and Exchange Commission on November 2, 2007, there were 134,112,148 Common Shares issued and outstanding as of October 26, 2007.  The 8,104,219 Common Shares beneficially owned by Composite (the “Composite Shares”) represent approximately 6.0% of the Common Shares issued and outstanding. The 4,802,237 Common Shares beneficially owned by Valence (the “Valence Shares”) represent approximately 3.6% of the Common Shares issued and outstanding.[2]  As of December 19, 2007, Synoptic does not hold a position in the Common Shares.  The 8,104,219 Common Shares beneficially owned by DESCO LLC represent approximately 6.0% of the Common Shares issued and outstanding.  The 12,938,532 Common Shares beneficially owned by DESCO LP (the “Subject Shares”) represent approximately 9.6% of the Common Shares issued and outstanding.  The Subject Shares are comprised of (i) the Composite Shares, (ii) the Valence Shares, and (iii) 32,076 Common Shares under the management of DESIM LLC (the “DESIM Shares”).

Composite has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Composite Shares. Valence has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Valence Shares.  DESIM LLC has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) 23,396 of the DESIM Shares, and the shared power to dispose or direct the disposition of (but not the power to vote or to direct the vote of) 8,680 of the DESIM Shares.  Composite disclaims beneficial ownership of the Common Shares beneficially owned by Valence and DESIM LLC; Valence disclaims beneficial ownership of the Common Shares beneficially owned by Composite and DESIM LLC; Synoptic disclaims beneficial ownership of the Common Shares beneficially owned by Composite, Valence, and DESIM LLC; and DESIM LLC disclaims beneficial ownership of the Common Shares beneficially owned by Composite and Valence.

DESCO LP, as managing member and investment adviser of Valence, investment adviser of Composite, and managing member of DESIM LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Composite Shares and the Valence Shares, and the shared power to vote or direct the vote of (and the power to dispose or direct the disposition of) 23,396 of the DESIM Shares, and the shared power to dispose or direct the disposition of (but not the power to vote or to direct the vote of) 8,680 of the DESIM Shares.  DESCO LLC, as Composite’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Composite Shares.  As managing member of DESCO LLC, DESCO II, Inc. may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Composite Shares.  As general partner of DESCO LP, DESCO, Inc. may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Composite Shares and the Valence Shares, and the shared power to vote or direct the vote of (and the power to dispose or direct the disposition of) 23,396 of the DESIM Shares, and the shared power to dispose or direct the disposition of (but not the power to vote or to direct the vote of) 8,680 of the DESIM Shares.  None of DESCO LP, DESCO LLC, DESCO, Inc., or DESCO II, Inc., owns any Common Shares directly, and each such entity disclaims beneficial ownership of the Subject Shares.

David E. Shaw does not own any shares directly.  By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, which in turn is the managing member and investment adviser of Valence, the investment adviser of Composite, and the managing member of DESIM, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II, Inc., which is the managing member of DESCO LLC, which in turn is the managing member of Composite, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Composite Shares and the Valence Shares, and the shared power to vote or direct the vote of (and the power to dispose or direct the disposition of), 23,396 of the DESIM Shares, and the shared power to dispose or direct the disposition of (but not the power to vote or to direct the vote of) 8,680 of the DESIM Shares.  David E. Shaw disclaims beneficial ownership of the Subject Shares.

As of the date hereof, neither any Reporting Person nor, to the best knowledge of any Reporting Person, any of the persons set forth in Item 2 owns any Common Shares other than those set forth in this Item 5.

(c) The trading dates, number of Common Shares purchased or sold, and the price per share for all transactions by the Reporting Persons in the Common Shares from November 21, 2007, through December 19, 2007, which were all brokered transactions, are set forth below:

2 The 4,802,237 Common Shares set forth above include (a) 4,777,237 Common Shares owned by Valence, and (b) 25,000 Common Shares which Valence has the right to acquire through the exercise of listed call options.

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Valence	11/21/2007	$26.05	100
Valence	11/21/2007	$26.09	100
Valence	11/21/2007	$26.10	9900
Valence	11/21/2007	$26.20	10000
Valence	11/21/2007	$26.40	5500
Valence	11/21/2007	$26.43	900
Valence	11/21/2007	$26.44	15300
Valence	11/21/2007	$26.46	100
Valence	11/21/2007	$26.47	2700
Valence	11/21/2007	$26.48	2200
Valence	11/21/2007	$26.49	10149
Valence	11/21/2007	$26.50	15517
Valence	11/21/2007	$26.51	5686
Valence	11/21/2007	$26.52	3800
Valence	11/21/2007	$26.53	1908
Valence	11/21/2007	$26.54	1009
Valence	11/21/2007	$26.55	1700
Valence	11/21/2007	$26.56	1558
Valence	11/21/2007	$26.57	512
Valence	11/21/2007	$26.58	7913
Valence	11/21/2007	$26.59	2400
Valence	11/21/2007	$26.60	11444
Valence	11/21/2007	$26.61	1663
Synoptic	11/21/2007	$26.08	5
Synoptic	11/21/2007	$26.12	1200
Synoptic	11/21/2007	$26.43	(27)
Synoptic	11/21/2007	$26.49	(200)
Synoptic	11/21/2007	$26.50	100
Synoptic	11/21/2007	$26.50	(300)
Synoptic	11/21/2007	$26.51	(300)
Synoptic	11/21/2007	$26.52	(700)
Synoptic	11/21/2007	$26.53	(3)
Synoptic	11/21/2007	$26.55	100
Synoptic	11/21/2007	$26.55	(400)
Synoptic	11/21/2007	$26.56	200
Synoptic	11/21/2007	$26.57	200
Synoptic	11/21/2007	$26.58	(300)
Synoptic	11/21/2007	$26.60	200
Synoptic	11/21/2007	$26.61	(700)
Valence	11/23/2007	$26.69	200
Valence	11/23/2007	$26.70	1500
Valence	11/23/2007	$26.71	300
Valence	11/23/2007	$26.73	400
Valence	11/23/2007	$26.76	400
Valence	11/23/2007	$26.77	700
Valence	11/23/2007	$26.79	600
Synoptic	11/23/2007	$26.71	(289)
Valence	11/26/2007	$26.36	300
Valence	11/26/2007	$26.39	100
Valence	11/26/2007	$26.40	500
Valence	11/26/2007	$26.41	900
Valence	11/26/2007	$26.42	400
Valence	11/26/2007	$26.43	200
Valence	11/26/2007	$26.44	100
Valence	11/26/2007	$26.45	300
Valence	11/26/2007	$26.47	300
Valence	11/26/2007	$26.48	300
Valence	11/26/2007	$26.49	100
Valence	11/26/2007	$26.51	900
Valence	11/26/2007	$26.52	200
Valence	11/26/2007	$26.54	400
Valence	11/26/2007	$26.55	300
Valence	11/26/2007	$26.56	100
Valence	11/26/2007	$26.57	300
Valence	11/26/2007	$26.59	300
Valence	11/26/2007	$26.60	500
Valence	11/26/2007	$26.61	600
Valence	11/26/2007	$26.62	600
Valence	11/26/2007	$26.63	900
Valence	11/26/2007	$26.64	940
Valence	11/26/2007	$26.65	900
Valence	11/26/2007	$26.66	1100
Valence	11/26/2007	$26.67	400
Valence	11/26/2007	$26.68	675
Valence	11/26/2007	$26.69	500
Valence	11/26/2007	$26.70	400
Valence	11/26/2007	$26.71	300
Valence	11/26/2007	$26.72	1000
Valence	11/26/2007	$26.73	400
Valence	11/26/2007	$26.75	1900
Valence	11/26/2007	$26.76	900
Valence	11/26/2007	$26.77	100
Valence	11/26/2007	$26.78	600
Synoptic	11/26/2007	$26.42	100
Synoptic	11/26/2007	$26.44	200
Synoptic	11/26/2007	$26.54	(400)
Synoptic	11/26/2007	$26.60	260
Synoptic	11/26/2007	$26.61	(467)
Synoptic	11/26/2007	$26.71	492
Synoptic	11/26/2007	$26.73	25
Synoptic	11/26/2007	$26.74	580
Synoptic	11/26/2007	$26.76	15
Synoptic	11/26/2007	$26.77	(200)
Valence	11/27/2007	$26.52	100
Valence	11/27/2007	$26.54	400
Valence	11/27/2007	$26.55	100
Valence	11/27/2007	$26.56	700
Valence	11/27/2007	$26.57	100
Valence	11/27/2007	$26.58	200
Valence	11/27/2007	$26.59	400
Valence	11/27/2007	$26.60	300
Valence	11/27/2007	$26.61	100
Valence	11/27/2007	$26.62	400
Valence	11/27/2007	$26.63	300
Valence	11/27/2007	$26.66	300
Valence	11/27/2007	$26.67	700
Valence	11/27/2007	$26.68	500
Valence	11/27/2007	$26.69	600
Valence	11/27/2007	$26.70	100
Valence	11/27/2007	$26.71	400
Valence	11/27/2007	$26.72	200
Valence	11/27/2007	$26.73	200
Valence	11/27/2007	$26.74	400
Valence	11/27/2007	$26.75	100
Valence	11/27/2007	$26.79	700
Valence	11/27/2007	$26.80	600
Valence	11/27/2007	$26.81	300
Valence	11/27/2007	$26.85	100
Valence	11/27/2007	$26.87	300
Valence	11/27/2007	$26.88	200
Valence	11/27/2007	$26.89	1000
Valence	11/27/2007	$26.90	300
Valence	11/27/2007	$26.91	500
Valence	11/27/2007	$26.92	600
Valence	11/27/2007	$26.93	100
Valence	11/27/2007	$26.97	800
Valence	11/27/2007	$26.98	700
Valence	11/27/2007	$26.99	200
Valence	11/27/2007	$27.00	3043
Valence	11/27/2007	$27.01	3500
Valence	11/27/2007	$27.02	2200
Valence	11/27/2007	$27.03	1500
Valence	11/27/2007	$27.04	400
Valence	11/27/2007	$27.05	2500
Valence	11/27/2007	$27.06	900
Synoptic	11/27/2007	$26.65	411
Synoptic	11/27/2007	$26.66	(15)
Synoptic	11/27/2007	$26.76	900
Synoptic	11/27/2007	$26.92	(184)
Synoptic	11/27/2007	$26.96	(51)
Synoptic	11/27/2007	$26.99	400
Synoptic	11/27/2007	$27.00	100
Synoptic	11/27/2007	$27.01	(1800)
Synoptic	11/27/2007	$27.02	(1662)
Synoptic	11/27/2007	$27.03	1200
Synoptic	11/27/2007	$27.06	(20)
Valence	11/28/2007	$27.00	700
Valence	11/28/2007	$27.02	400
Valence	11/28/2007	$27.03	500
Valence	11/28/2007	$27.04	300
Valence	11/28/2007	$27.07	200
Valence	11/28/2007	$27.08	200
Valence	11/28/2007	$27.09	600
Valence	11/28/2007	$27.10	1500
Valence	11/28/2007	$27.11	1200
Valence	11/28/2007	$27.12	2720
Valence	11/28/2007	$27.13	1600
Valence	11/28/2007	$27.14	3900
Valence	11/28/2007	$27.15	9
Valence	11/28/2007	$27.16	2600
Valence	11/28/2007	$27.17	3200
Valence	11/28/2007	$27.18	3961
Valence	11/28/2007	$27.19	2300
Valence	11/28/2007	$27.20	3365
Valence	11/28/2007	$27.21	1500
Valence	11/28/2007	$27.22	5300
Valence	11/28/2007	$27.23	4100
Valence	11/28/2007	$27.24	2500
Valence	11/28/2007	$27.25	1300
Valence	11/28/2007	$27.26	600
Valence	11/28/2007	$27.27	1000
Valence	11/28/2007	$27.28	800
Valence	11/28/2007	$27.29	3800
Valence	11/28/2007	$27.30	300
Valence	11/28/2007	$27.31	700
Valence	11/28/2007	$27.32	4100
Valence	11/28/2007	$27.33	1300
Valence	11/28/2007	$27.36	600
Synoptic	11/28/2007	$27.06	19
Synoptic	11/28/2007	$27.17	79
Synoptic	11/28/2007	$27.28	9
Synoptic	11/28/2007	$27.30	72
Synoptic	11/28/2007	$27.34	1493
Valence	11/29/2007	$27.21	1800
Valence	11/29/2007	$27.25	400
Valence	11/29/2007	$27.26	900
Valence	11/29/2007	$27.27	1200
Valence	11/29/2007	$27.29	300
Valence	11/29/2007	$27.30	600
Valence	11/29/2007	$27.31	656
Valence	11/29/2007	$27.32	900
Valence	11/29/2007	$27.33	300
Valence	11/29/2007	$27.34	5400
Valence	11/29/2007	$27.35	2900
Valence	11/29/2007	$27.39	700
Valence	11/29/2007	$27.43	3
Valence	11/29/2007	$27.44	1600
Valence	11/29/2007	$27.46	1500
Valence	11/29/2007	$27.47	4700
Valence	11/29/2007	$27.48	600
Valence	11/29/2007	$27.49	2800
Valence	11/29/2007	$27.50	500
Valence	11/30/2007	$27.29	1700
Valence	11/30/2007	$27.30	1200
Valence	11/30/2007	$27.31	1998
Valence	11/30/2007	$27.32	4821
Valence	11/30/2007	$27.33	281
Valence	11/30/2007	$27.34	600
Valence	11/30/2007	$27.35	9500
Valence	11/30/2007	$27.36	1050
Valence	11/30/2007	$27.37	532
Valence	11/30/2007	$27.38	23570
Valence	11/30/2007	$27.39	3498
Valence	11/30/2007	$27.40	3850
Valence	11/30/2007	$27.42	500
Valence	12/3/2007	$27.55	935
Valence	12/3/2007	$27.56	2200
Valence	12/3/2007	$27.57	1500
Valence	12/3/2007	$27.58	1200
Valence	12/3/2007	$27.59	1600
Valence	12/3/2007	$27.60	6900
Valence	12/3/2007	$27.61	2408
Valence	12/3/2007	$27.62	2900
Valence	12/3/2007	$27.63	8300
Valence	12/3/2007	$27.64	5600
Valence	12/3/2007	$27.65	3213
Valence	12/3/2007	$27.66	4700
Valence	12/3/2007	$27.67	3100
Valence	12/3/2007	$27.68	2500
Valence	12/3/2007	$27.69	4321
Valence	12/3/2007	$27.70	6400
Valence	12/3/2007	$27.71	5500
Valence	12/3/2007	$27.72	6100
Valence	12/3/2007	$27.73	5800
Valence	12/3/2007	$27.74	2300
Valence	12/3/2007	$27.75	3400
Valence	12/3/2007	$27.76	4100
Valence	12/3/2007	$27.77	3600
Valence	12/3/2007	$27.79	2278
Valence	12/3/2007	$27.80	1200
Valence	12/3/2007	$27.81	800
Valence	12/4/2007	$27.48	100
Valence	12/4/2007	$27.49	500
Valence	12/4/2007	$27.50	9598
Valence	12/4/2007	$27.51	2802
Valence	12/4/2007	$27.52	1300
Valence	12/4/2007	$27.53	1000
Valence	12/4/2007	$27.54	3000
Valence	12/4/2007	$27.55	1923
Valence	12/4/2007	$27.56	3835
Valence	12/4/2007	$27.57	200
Valence	12/4/2007	$27.58	9906
Valence	12/4/2007	$27.59	1314
Valence	12/4/2007	$27.60	2122
Valence	12/5/2007	$27.70	800
Valence	12/5/2007	$27.71	700
Valence	12/5/2007	$27.72	1200
Valence	12/5/2007	$27.73	2000
Valence	12/5/2007	$27.74	1500
Valence	12/5/2007	$27.75	800
Valence	12/5/2007	$27.76	2057
Valence	12/5/2007	$27.77	200
Valence	12/5/2007	$27.78	200
Valence	12/5/2007	$27.80	1000
Valence	12/5/2007	$27.81	200
Valence	12/5/2007	$27.82	400
Valence	12/5/2007	$27.84	100
Valence	12/5/2007	$27.85	200
Valence	12/5/2007	$27.86	1300
Valence	12/5/2007	$27.87	4100
Valence	12/5/2007	$27.87	2500
Valence	12/5/2007	$27.89	1600
Valence	12/5/2007	$27.90	6200
Valence	12/5/2007	$27.91	3900
Valence	12/5/2007	$27.92	2300
Valence	12/5/2007	$27.93	2400
Valence	12/5/2007	$27.94	800
Valence	12/5/2007	$27.95	2000
Valence	12/5/2007	$27.96	1100
Valence	12/5/2007	$27.97	1500
Valence	12/5/2007	$27.98	600
Valence	12/5/2007	$27.99	3700
Valence	12/5/2007	$28.00	2000
Valence	12/6/2007	$27.66	100
Valence	12/6/2007	$27.67	600
Valence	12/6/2007	$27.68	200
Valence	12/6/2007	$27.69	300
Valence	12/6/2007	$27.70	4787
Valence	12/6/2007	$27.71	800
Valence	12/6/2007	$27.72	11169
Valence	12/6/2007	$27.73	2300
Valence	12/6/2007	$27.74	1700
Valence	12/6/2007	$27.75	7146
Valence	12/6/2007	$27.84	300
Valence	12/6/2007	$27.85	500
Valence	12/6/2007	$27.86	300
Valence	12/6/2007	$27.87	1398
Valence	12/6/2007	$27.88	1061
Valence	12/6/2007	$27.89	2914
Valence	12/6/2007	$27.90	9518
Valence	12/6/2007	$27.91	4009
Composite	12/6/2007	$27.67	507
Composite	12/6/2007	$27.68	1093
Composite	12/6/2007	$27.70	200
Composite	12/6/2007	$27.71	2100
Composite	12/6/2007	$27.72	600
Composite	12/6/2007	$27.73	4600
Composite	12/6/2007	$27.74	1600
Composite	12/6/2007	$27.75	4000
Composite	12/6/2007	$27.76	2500
Composite	12/6/2007	$27.77	1000
Composite	12/6/2007	$27.78	1000
Composite	12/6/2007	$27.79	3200
Composite	12/6/2007	$27.80	2600
Composite	12/6/2007	$27.81	1400
Composite	12/6/2007	$27.82	1700
Composite	12/6/2007	$27.83	1000
Composite	12/6/2007	$27.84	1000
Composite	12/6/2007	$27.85	3100
Composite	12/6/2007	$27.86	600
Composite	12/6/2007	$27.87	211
Composite	12/6/2007	$27.88	900
Composite	12/6/2007	$27.89	5589
Composite	12/6/2007	$27.90	3000
Composite	12/6/2007	$27.91	1300
Composite	12/6/2007	$27.92	5200
Valence	12/7/2007	$27.65	1060
Valence	12/7/2007	$27.66	9840
Valence	12/7/2007	$27.67	4200
Valence	12/10/2007	$27.01	200
Valence	12/10/2007	$27.03	2500
Valence	12/10/2007	$27.04	800
Valence	12/10/2007	$27.06	700
Valence	12/10/2007	$27.07	2120
Valence	12/10/2007	$27.08	9800
Valence	12/10/2007	$27.09	5500
Valence	12/10/2007	$27.10	13100
Valence	12/10/2007	$27.11	1458
Valence	12/10/2007	$27.12	1100
Valence	12/10/2007	$27.13	3964
Valence	12/10/2007	$27.14	3200
Valence	12/10/2007	$27.15	2400
Valence	12/10/2007	$27.16	4000
Valence	12/10/2007	$27.17	4300
Valence	12/10/2007	$27.18	5500
Valence	12/10/2007	$27.19	2200
Valence	12/10/2007	$27.21	100
Valence	12/10/2007	$27.22	300
Valence	12/10/2007	$27.23	5400
Valence	12/10/2007	$27.24	1600
Valence	12/10/2007	$27.25	2000
Valence	12/10/2007	$27.28	500
Valence	12/10/2007	$27.32	600
Valence	12/10/2007	$27.33	200
Valence	12/10/2007	$27.37	400
Valence	12/10/2007	$27.38	800
Valence	12/10/2007	$27.39	600
Valence	12/10/2007	$27.40	1300
Composite	12/10/2007	$27.02	200
Composite	12/10/2007	$27.03	300
Composite	12/10/2007	$27.04	200
Composite	12/10/2007	$27.05	867
Composite	12/10/2007	$27.06	4900
Composite	12/10/2007	$27.07	5088
Composite	12/10/2007	$27.08	11900
Composite	12/10/2007	$27.09	1000
Composite	12/10/2007	$27.10	4900
Composite	12/10/2007	$27.11	1700
Composite	12/10/2007	$27.12	6570
Composite	12/10/2007	$27.13	4800
Composite	12/10/2007	$27.14	6220
Composite	12/10/2007	$27.15	2075
Composite	12/10/2007	$27.16	10472
Composite	12/10/2007	$27.17	7200
Composite	12/10/2007	$27.18	6128
Composite	12/10/2007	$27.19	8500
Composite	12/10/2007	$27.20	2671
Composite	12/10/2007	$27.21	1300
Composite	12/10/2007	$27.22	2300
Composite	12/10/2007	$27.23	2292
Composite	12/10/2007	$27.24	5960
Composite	12/10/2007	$27.25	957
Composite	12/10/2007	$27.26	1500
Valence	12/11/2007	$27.28	700
Valence	12/11/2007	$27.32	1500
Valence	12/11/2007	$27.38	400
Valence	12/11/2007	$27.43	600
Valence	12/11/2007	$27.44	200
Valence	12/11/2007	$27.45	793
Valence	12/11/2007	$27.46	1400
Valence	12/11/2007	$27.47	800
Valence	12/11/2007	$27.48	1156
Valence	12/11/2007	$27.49	4800
Valence	12/11/2007	$27.50	4000
Valence	12/11/2007	$27.51	2300
Valence	12/11/2007	$27.54	1900
Valence	12/11/2007	$27.55	1400
Valence	12/11/2007	$27.57	1100
Valence	12/11/2007	$27.58	1400
Valence	12/11/2007	$27.59	1700
Valence	12/11/2007	$27.60	5900
Valence	12/11/2007	$27.61	7108
Valence	12/11/2007	$27.63	700
Valence	12/11/2007	$27.64	3229
Valence	12/11/2007	$27.65	1400
Valence	12/11/2007	$27.66	1183
Valence	12/11/2007	$27.67	500
Valence	12/11/2007	$27.68	2600
Valence	12/11/2007	$27.69	1200
Valence	12/11/2007	$27.70	227
Valence	12/11/2007	$27.71	1200
Valence	12/11/2007	$27.73	1600
Valence	12/11/2007	$27.74	400
Valence	12/11/2007	$27.75	800
Composite	12/11/2007	$27.24	800
Composite	12/11/2007	$27.25	900
Composite	12/11/2007	$27.27	800
Composite	12/11/2007	$27.28	600
Composite	12/11/2007	$27.29	1114
Composite	12/11/2007	$27.30	500
Composite	12/11/2007	$27.31	1300
Composite	12/11/2007	$27.32	2296
Composite	12/11/2007	$27.33	3590
Composite	12/11/2007	$27.34	200
Composite	12/11/2007	$27.38	1168
Composite	12/11/2007	$27.39	32
Composite	12/11/2007	$27.40	100
Composite	12/11/2007	$27.41	300
Composite	12/11/2007	$27.42	1759
Composite	12/11/2007	$27.43	856
Composite	12/11/2007	$27.44	1688
Composite	12/11/2007	$27.45	2956
Composite	12/11/2007	$27.46	2469
Composite	12/11/2007	$27.47	1703
Composite	12/11/2007	$27.48	3488
Composite	12/11/2007	$27.49	13909
Composite	12/11/2007	$27.50	7472
Valence	12/12/2007	$27.07	500
Valence	12/12/2007	$27.08	1600
Valence	12/12/2007	$27.09	1300
Valence	12/12/2007	$27.11	2500
Valence	12/12/2007	$27.12	1612
Valence	12/12/2007	$27.13	3260
Valence	12/12/2007	$27.14	1300
Valence	12/12/2007	$27.15	1000
Valence	12/12/2007	$27.16	100
Valence	12/12/2007	$27.17	600
Valence	12/12/2007	$27.18	1600
Valence	12/12/2007	$27.19	4901
Valence	12/12/2007	$27.20	3927
Valence	12/12/2007	$27.23	3200
Valence	12/12/2007	$27.24	800
Valence	12/12/2007	$27.25	2500
Valence	12/12/2007	$27.30	700
Valence	12/12/2007	$27.31	10538
Valence	12/12/2007	$27.32	6362
Valence	12/12/2007	$27.33	1900
Valence	12/12/2007	$27.34	500
Valence	12/12/2007	$27.63	301
Valence	12/12/2007	$27.64	6600
Valence	12/12/2007	$27.65	18099
DESIM LLC	12/12/2007	$27.13	(100)
DESIM LLC	12/12/2007	$27.14	(100)
DESIM LLC	12/12/2007	$27.15	(200)
Composite	12/12/2007	$26.94	100
Composite	12/12/2007	$26.95	200
Composite	12/12/2007	$26.97	200
Composite	12/12/2007	$26.98	100
Composite	12/12/2007	$26.99	200
Composite	12/12/2007	$27.00	22
Composite	12/12/2007	$27.01	600
Composite	12/12/2007	$27.02	400
Composite	12/12/2007	$27.03	1500
Composite	12/12/2007	$27.04	920
Composite	12/12/2007	$27.05	2700
Composite	12/12/2007	$27.06	1700
Composite	12/12/2007	$27.07	1300
Composite	12/12/2007	$27.08	3100
Composite	12/12/2007	$27.09	2706
Composite	12/12/2007	$27.10	2252
Composite	12/12/2007	$27.11	2553
Composite	12/12/2007	$27.12	3547
Composite	12/12/2007	$27.13	3100
Composite	12/12/2007	$27.14	3700
Composite	12/12/2007	$27.15	2900
Composite	12/12/2007	$27.16	1700
Composite	12/12/2007	$27.17	1600
Composite	12/12/2007	$27.18	700
Composite	12/12/2007	$27.19	1541
Composite	12/12/2007	$27.20	1859
Composite	12/12/2007	$27.21	3200
Composite	12/12/2007	$27.22	1400
Composite	12/12/2007	$27.23	2805
Composite	12/12/2007	$27.24	695
Composite	12/12/2007	$27.25	600
Composite	12/12/2007	$27.26	100
Valence	12/13/2007	$27.05	7200
Composite	12/13/2007	$26.99	460
Composite	12/13/2007	$27.00	705
Composite	12/13/2007	$27.03	650
Composite	12/13/2007	$27.04	500
Composite	12/13/2007	$27.05	2685
Composite	12/13/2007	$27.09	100
Composite	12/13/2007	$27.10	2042
Composite	12/13/2007	$27.12	615
Composite	12/13/2007	$27.13	1500
Composite	12/13/2007	$27.14	1300
Composite	12/13/2007	$27.15	1200
Composite	12/13/2007	$27.16	2200
Composite	12/13/2007	$27.17	1400
Composite	12/13/2007	$27.18	600
Composite	12/13/2007	$27.19	2834
Composite	12/13/2007	$27.20	600
Composite	12/13/2007	$27.21	1400
Composite	12/13/2007	$27.22	4595
Composite	12/13/2007	$27.23	1185
Composite	12/13/2007	$27.24	3173
Composite	12/13/2007	$27.25	11330
Composite	12/13/2007	$27.26	3000
Composite	12/13/2007	$27.27	672
Composite	12/13/2007	$27.28	3354
Composite	12/13/2007	$27.29	500
Composite	12/13/2007	$27.30	1400
Valence	12/14/2007	$26.85	300
Valence	12/14/2007	$26.86	300
Valence	12/14/2007	$26.87	500
Valence	12/14/2007	$26.89	300
Valence	12/14/2007	$26.90	300
Valence	12/14/2007	$26.91	1700
Valence	12/14/2007	$26.92	1400
Valence	12/14/2007	$26.93	600
Valence	12/14/2007	$26.94	200
Valence	12/14/2007	$26.95	300
Valence	12/14/2007	$26.97	800
Valence	12/14/2007	$26.98	213
Valence	12/14/2007	$26.99	400
Valence	12/14/2007	$27.00	200
Valence	12/14/2007	$27.01	1100
Valence	12/14/2007	$27.04	300
Valence	12/14/2007	$27.06	300
Valence	12/14/2007	$27.07	200
Valence	12/14/2007	$27.11	400
Valence	12/14/2007	$27.12	200
Valence	12/14/2007	$27.13	500
Valence	12/14/2007	$27.14	200
Valence	12/14/2007	$27.15	100
Valence	12/14/2007	$27.16	300
Valence	12/14/2007	$27.17	300
Valence	12/14/2007	$27.18	400
Valence	12/14/2007	$27.19	40000
Valence	12/14/2007	$27.27	200
Valence	12/14/2007	$27.28	100
Valence	12/14/2007	$27.33	200
Valence	12/14/2007	$27.35	200
Valence	12/14/2007	$27.36	100
Composite	12/14/2007	$26.90	5000
Composite	12/14/2007	$26.96	300
Composite	12/14/2007	$26.97	1000
Composite	12/14/2007	$26.98	200
Composite	12/14/2007	$26.99	1790
Composite	12/14/2007	$27.00	21710
Composite	12/14/2007	$27.06	200
Composite	12/14/2007	$27.07	1000
Composite	12/14/2007	$27.08	2400
Composite	12/14/2007	$27.09	1100
Composite	12/14/2007	$27.10	5900
Composite	12/14/2007	$27.11	9814
Composite	12/14/2007	$27.12	3296
Composite	12/14/2007	$27.13	20366
Composite	12/14/2007	$27.14	924
Composite	12/14/2007	$27.15	10700
Composite	12/14/2007	$27.16	300
Composite	12/14/2007	$27.17	400
Composite	12/14/2007	$27.18	100
Composite	12/14/2007	$27.19	500
Composite	12/14/2007	$27.20	100
Composite	12/14/2007	$27.21	4346
Composite	12/14/2007	$27.22	1054
Composite	12/14/2007	$27.23	400
Composite	12/14/2007	$27.25	900
Composite	12/14/2007	$27.26	500
Composite	12/14/2007	$27.27	500
Composite	12/14/2007	$27.28	200
Composite	12/14/2007	$27.43	771
Composite	12/14/2007	$27.44	200
Composite	12/14/2007	$27.45	4029
Valence	12/17/2007	$27.08	500
Valence	12/17/2007	$27.09	1110
Valence	12/17/2007	$27.10	3190
Valence	12/17/2007	$27.11	200
Valence	12/17/2007	$27.12	300
Valence	12/17/2007	$27.14	3000
Valence	12/17/2007	$27.15	2733
Valence	12/17/2007	$27.17	1300
Valence	12/17/2007	$27.18	1985
Valence	12/17/2007	$27.19	682
Valence	12/17/2007	$27.20	4000
Valence	12/17/2007	$27.23	1500
Valence	12/17/2007	$27.24	400
Valence	12/17/2007	$27.25	600
Valence	12/17/2007	$27.26	2500
Valence	12/17/2007	$27.27	500
Valence	12/17/2007	$27.29	2000
Valence	12/17/2007	$27.33	500
Valence	12/17/2007	$27.37	500
Valence	12/17/2007	$27.39	500
Valence	12/17/2007	$27.42	500
Valence	12/17/2007	$27.44	500
Valence	12/17/2007	$27.47	3400
Valence	12/17/2007	$27.48	3600
Valence	12/17/2007	$27.53	1000
Valence	12/17/2007	$27.54	2000
Valence	12/17/2007	$27.57	2940
Valence	12/17/2007	$27.58	100
Valence	12/17/2007	$27.59	5560
Valence	12/17/2007	$27.60	10300
Valence	12/17/2007	$27.61	3800
Valence	12/17/2007	$27.62	800
Valence	12/17/2007	$27.64	2500
Valence	12/17/2007	$27.67	1400
Valence	12/17/2007	$27.77	2100
Valence	12/17/2007	$27.78	3300
Valence	12/17/2007	$27.79	3300
Valence	12/17/2007	$27.80	700
Valence	12/17/2007	$27.82	1400
DESIM LLC	12/17/2007	$27.64	(400)
DESIM LLC	12/17/2007	$27.72	(200)
Composite	12/17/2007	$27.16	700
Composite	12/17/2007	$27.18	2729
Composite	12/17/2007	$27.19	2652
Composite	12/17/2007	$27.20	5422
Composite	12/17/2007	$27.21	4200
Composite	12/17/2007	$27.22	1200
Composite	12/17/2007	$27.23	5539
Composite	12/17/2007	$27.24	3305
Composite	12/17/2007	$27.25	1653
Composite	12/17/2007	$27.26	600
Composite	12/17/2007	$27.27	7800
Composite	12/17/2007	$27.28	9200
Composite	12/17/2007	$27.55	5000
Valence	12/18/2007	$26.97	800
Valence	12/18/2007	$27.00	12800
Valence	12/18/2007	$27.01	756
Valence	12/18/2007	$27.02	100
Valence	12/18/2007	$27.03	5400
Valence	12/18/2007	$27.04	300
Valence	12/18/2007	$27.05	4382
Valence	12/18/2007	$27.06	844
Valence	12/18/2007	$27.07	7900
Valence	12/18/2007	$27.08	6400
Valence	12/18/2007	$27.09	5432
Valence	12/18/2007	$27.10	9886
Valence	12/18/2007	$27.14	7687
Valence	12/18/2007	$27.15	87313
Valence	12/18/2007	$27.10	(3262)
Valence	12/18/2007	$27.11	(538)
Valence	12/18/2007	$27.12	(100)
Valence	12/18/2007	$27.14	(3300)
Valence	12/18/2007	$27.18	(100)
Valence	12/19/2007	$26.53	28291
Valence	12/19/2007	$26.54	4100
Valence	12/19/2007	$26.55	5800
Valence	12/19/2007	$26.56	22377
Valence	12/19/2007	$26.57	11081
Valence	12/19/2007	$26.58	29634
Valence	12/19/2007	$26.59	18674
Valence	12/19/2007	$26.60	37222
Valence	12/19/2007	$26.61	7521
Valence	12/19/2007	$26.85	300
Valence	12/19/2007	$26.88	100
Valence	12/19/2007	$26.89	100
Valence	12/19/2007	$26.90	3000
Valence	12/19/2007	$26.93	100
Valence	12/19/2007	$26.94	800
Valence	12/19/2007	$26.95	700
Valence	12/19/2007	$26.97	100
Valence	12/19/2007	$26.98	100
Valence	12/19/2007	$27.01	3500
Valence	12/19/2007	$27.02	1500
DESIM LLC	12/19/2007	$26.82	(200)
DESIM LLC	12/19/2007	$26.84	(100)
DESIM LLC	12/19/2007	$26.85	(200)

(d) Other than with respect to Common Shares which Valence has the right to acquire through call options, no person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares set forth above.

Clause (e) of Item 5 of Schedule 13D is not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 of the Schedule 13D is hereby amended and restated in its entirety as follows:

As of December 19, 2007, Valence maintains an open short position on 21 put option contracts based upon the value of the Common Shares.  In addition to the Common Shares that it beneficially owns without reference to these contracts, Valence has long economic exposure to 2,100 Common Shares through such contracts.  Valence maintains an open short position on 50 call option contracts and therefore has short economic exposure to 5,000 Common Shares through such contracts.  Valence also maintains an open short position of 5,000 Common Shares.  These contracts and arrangements do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer.  Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced with any person with respect to any securities of the Issuer.

Except for the matters described herein, neither the Reporting Persons nor, to the best knowledge of any Reporting Persons, any of the persons listed in Item 2 has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Issuer as of December 19, 2007.

Item 7.	Material to be Filed as Exhibits

Exhibit 1	Power of Attorney, granted by David E. Shaw relating to D. E. Shaw & Co., Inc., in favor of the signatories hereto, among others, dated October 24, 2007.

Exhibit 2	Power of Attorney, granted by David E. Shaw relating to D. E. Shaw & Co. II, Inc., in favor of the signatories hereto, among others, dated October 24, 2007.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct.

Dated:  December 20, 2007

D. E. SHAW COMPOSITE PORTFOLIOS, L.L.C.
By:	D. E. SHAW & CO., L.L.C., as Managing Member

	By:	/s/Rochelle Elias
Name: Rochelle Elias
Title: Managing Director

D. E. SHAW VALENCE PORTFOLIOS, L.L.C.
By:	D. E. SHAW & CO., L.P., as Managing Member

	By:	/s/Rochelle Elias
Name: Rochelle Elias
Title: Managing Director

D. E. SHAW SYNOPTIC PORTFOLIOS 2, L.L.C.
By:	D. E. SHAW & CO., L.L.C., as Managing Member

	By:	/s/Rochelle Elias
Name: Rochelle Elias
Title: Managing Director

D. E. SHAW & Co., L.L.C.

By:	/s/Rochelle Elias
Name: Rochelle Elias
Title: Managing Director

D. E. SHAW & Co., L.P.

By:	/s/Rochelle Elias
Name: Rochelle Elias
Title: Managing Director

DAVID E. SHAW

By:	/s/Rochelle Elias
Name: Rochelle Elias
Title: Attorney-in-Fact for David E. Shaw